Filed Pursuant to Rule 424(b)(3)
File Number 333-123906

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated May 12, 2005
to Prospectus declared
effective on April 21, 2005,
as supplemented by
Prospectus Supplement No. 1
dated May 11, 2005
(Registration No. 333-123906)

GURUNET CORPORATION

This Prospectus Supplement No. 2 supplements our Prospectus dated April 21, 2005, as supplemented by Prospectus Supplement No. 1 dated May 11, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1 thereto.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K/A of GuruNet Corporation dated May 10, 2005;

Our common stock is listed on the American Stock Exchange under the symbol “GRU.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 12, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2005

GuruNet Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
Building 98
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On May 10, 2005, GuruNet Corporation announced its financial results for the quarter ended March 31, 2005. A copy of the script from the conference call announcing the results was attached as Exhibit 99.1 to GuruNet’s current report on Form 8-K (File No. 001-32255) dated May 10, 2005.

This amendment corrects an error contained in the text of the script. On page 11 of the script, the text of Robert S. Rosenschein’s remarks read as follows:

“I am pleased to share with you that May average daily ad revenue has shown over a 20% increase over March average daily ad revenue.”

Mr. Rosenchien’s remarks should read as follows:

“I am pleased to share with you that May average daily ad revenue has shown over a 20% increase over April average daily ad revenue.”

Except for the foregoing, no attempt has been made in this Form 8-K/A to modify or update other disclosures as presented in the original Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURUNET CORPORATION

By:	/s/ Steven Steinberg
Chief Financial Officer

Dated: May 12, 2005